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                                                                   EXHIBIT 10.48

[CRITICAL PATH LOGO]

February 4, 2004

Mr. James Clark
3075 Welwyn Place
Walnut Creek, CA 94598

Dear Jim,

On behalf of Critical Path, Inc. (the "Company"), I am pleased to offer you the position of Executive Vice President, Chief Financial Officer. Speaking for myself, as well as other members of the Company's management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your employment with the Company are set forth below:

POSITION You will be an Executive Vice President, Chief Financial Officer for the Company, reporting to William E. McGlashan, Jr., Chief Executive Officer, working out of the Company's offices in San Francisco, CA, or from your home office. This is an exempt position.

                  You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company.

START DATE        Subject to fulfillment of any conditions imposed by this
                  letter agreement, you will commence this new position with the Company on a date to be determined. Kim Trask of our Human
                  Resources Department will contact you regarding your new hire orientation.

COMPENSATION      Your base salary will be $250,000.00 on an annualized basis.
                  Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll practices. Your base salary will be increased to $300,000.00 once the Company is EBITDA profitable.

BONUS You will be eligible to participate in the 2004 Critical Path Bonus Plan, once finalized and approved by our Board of Directors, at 30% of base salary, on a prorated basis based on your date of hire.

REVIEW Your base salary will be reviewed annually as part of the Company's salary review process. However, nothing in this provision changes the at-will nature of the employment relationship.

BENEFITS The Company offers you and your eligible dependents generous Medical, Dental, and Vision benefits. You will also receive Short-term Disability, Long-term Disability, and Life Insurance. In addition, the Company offers employees the opportunity to participate in its Flexible Spending Account, Employee Assistance Program, 401(k) Plan, and

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                  Employee Stock Purchase Plan. A complete overview of benefits will be presented to you on or around your date of hire.

PAID TIME OFF     Members of the executive staff are not eligible to accrue
                  Paid Time Off (PTO). You should schedule time off for the year based on your tenure with the Company and the number of days allowed per year according to our policy, a copy of which will be given to you at orientation. If you should leave the Company for any reason, you will not receive any PTO payout on your final paycheck.

STOCK OPTIONS     In connection with the commencement of your employment, the
                  Company will recommend that the Board Compensation Committee grant you an option to purchase 350,000 shares of the Company's Common Stock ("Shares") with an exercise price equal to the closing price of Critical Path's stock on the last trading day prior to the date of Grant. These Shares will vest over four years, with 12.5% vesting on your six-month anniversary with the Company, and 1/48th of the original grant amount vesting monthly thereafter. Vesting will, of course, depend on your continued employment with the Company. These
                  Shares will be subject to the terms of the applicable Company
                  Stock Option Plan and the Stock Option Agreement between you and the Company.

                  In the event of a Change of Control of the Company, any unvested Shares originally granted will vest immediately should your employment be terminated without Cause or if you terminate your employment for Good Reason, each such event occurring within six (6) months of such Change of Control, all as such terms are defined in Appendix A.

SEVERANCE         To the extent you are terminated for any reason without Cause
                  (as defined on Appendix A), you will receive, upon termination, a severance payment equal to six (6) months base salary.

PROOF OF RIGHT TO WORK

                  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. A list of acceptable documents is available for your reference. Please have your identity and employment eligibility document(s) with you for your new hire orientation.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and submission of the Company's Proprietary Information and Inventions Agreement ("Proprietary Agreement"), a copy of which has been provided to you with this offer letter.

AT-WILL EMPLOYMENT

                  Notwithstanding the Company's obligation described herein, your employment with the Company will be on an "at-will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

DISPUTE RESOLUTION PROCEDURE

                  You and the Company ("the parties") agree that any dispute arising out of or related to the employment relationship between them, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, that cannot be resolved through the Company's informal grievance procedure, shall be resolved by final and binding arbitration in San Francisco, California, except where the law specifically forbids the use of arbitration as a final and binding remedy. The following dispute resolution shall apply:

                  (a) The complainant shall provide the other party with a
                      written statement of the claim identifying any supporting witnesses or documents and the requested relief.

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                  (b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents. If the matter is not resolved, the parties shall submit the dispute to nonbinding mediation, paid for by the Company, before a mediator to be selected by the parties.

                  (c) If the matter is not resolved through mediation, the
                      parties agree that the dispute shall be resolved by binding arbitration. If the parties are unable to jointly select an arbitrator, they will obtain a list of arbitrators in San Francisco County, California, from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

                  (d) The arbitrator shall have the authority to determine
                      whether the conduct complained of in section (a) of this
                      section violates the complainant's rights and, if so, to grant any relief authorized by law; subject to the exclusions of section (g) below. The arbitrator shall not have the authority to modify, change, or refuse to enforce the terms of any employment agreement between the parties, or change any lawful policy or benefit plan.

                  (e) The Company shall bear the costs of the arbitration if you prevail. If the Company prevails, you will pay half the cost of the arbitration or $500, whichever is less. Each party shall pay its own attorney's fees, unless the arbitrator orders otherwise pursuant to applicable law.

                  (f) ARBITRATION SHALL BE THE EXCLUSIVE FINAL REMEDY FOR ANY
                      DISPUTE BETWEEN THE PARTIES, SUCH AS DISPUTES INVOLVING CLAIMS FOR DISCRIMINATION OR HARASSMENT (SUCH AS CLAIMS UNDER THE FAIR EMPLOYMENT AND HOUSING ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT, OR THE AGE DISCRIMINATION IN EMPLOYMENT
                      ACT), WRONGFUL TERMINATION, BREACH OF CONTRACT, BREACH OF PUBLIC POLICY, PHYSICAL OR MENTAL HARM OR DISTRESS, OR ANY OTHER DISPUTES, AND THE PARTIES AGREE THAT NO DISPUTE SHALL BE SUBMITTED TO ARBITRATION WHERE THE COMPLAINANT HAS NOT COMPLIED WITH THE PRELIMINARY STEPS PROVIDED FOR IN SECTIONS (A) AND (B) ABOVE.

                  (g) The parties agree that the arbitration award shall be
                      enforceable in any court having jurisdiction to enforce this agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction regarding or related to inventions that you may claim to have developed prior to joining the Company, pursuant to California Labor Code Section 2870 ("Disputes Related to Inventions"). The parties further agree that for Disputes Related to Inventions which the parties have elected to submit to arbitration, each party retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

OFFER CONDITIONS

                  This offer is null and void if not accepted or declined by close of business on February 2, 2004. This offer is also contingent upon receiving your completed employment application and the successful results of our independent verification of your application and reference checks.

We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to Donna Spinola in the Human Resources department (if by fax, then to 415.541.2301), along with a signed and dated copy of the Proprietary Agreement. This letter, together with the Proprietary Agreement, constitute the full, complete, and exclusive agreement between you and the Company regarding the matters herein and supersedes any prior representations or agreements, whether written or

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oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

ACCEPTED AND AGREED:                    CRITICAL PATH, INC.

Name: James Clark                       By: /s/ William E. McGlashan, Jr.
                                           ------------------------------------
                                                 William E. McGlashan, Jr.
                                           Chairman and Chief Executive Officer

Signed: /s/ James Clark
       ---------------------------
Date: February 4, 2004

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                                   APPENDIX A

"Change of Control" shall mean the consummation of one of the following: (i) the acquisition of 50% or more of the outstanding stock of the Company pursuant to a tender or exchange offer validly made under any federal or state law (other than a tender offer by the Company) or other share acquisition transaction; (ii) a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the shareholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving entity after such merger, consolidation or other reorganization; (iii) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company.

"Cause" shall mean (i) failure or refusal to perform a lawful directive of the CEO or the Board of Directors of the Company that is consistent with your duties and responsibilities as set forth in this Agreement, (ii) willful misconduct or material violation of your fiduciary obligations to the Company , (iii) you perform your duties in a grossly negligent manner, or (iv) you are convicted of any crime that has a material adverse impact on (A) your ability to perform your duties hereunder, (B) the Company or (C) the Company's business.

"Good Reason" shall be deemed to occur if there is (a)(1) a material adverse change in your position causing such position to be of significantly less stature or of significantly less responsibility, (2) a material adverse change in title, (3) a material reduction of employee's base salary, or (4) a material change in your bonus structure or bonus targets such that your total potential compensation will necessarily be materially reduced; and (b) within the sixty
(60) day period immediately following any of the foregoing events employee elects to terminate his employment voluntarily.

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